UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

  FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 11, 2006

 EQUITY ONE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

001-13499	52-1794271
(Commission File Number)	(IRS Employer Identification No.)

 1600 NE Miami Gardens Drive
North Miami Beach, Florida 33179
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (305) 947-1664

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement.

On May 11, 2006, the Compensation Committee of the Board of Directors of Equity One, Inc. (“Equity One” or the “Company”) adopted specific performance criteria for the determination of 2006 performance or annual incentive awards that may be settled in cash or stock (“Bonuses”) for Equity One’s executive officers. Pursuant to these criteria, Equity One’s executive officers are eligible to receive Bonuses in an amount equal to a varying percentage of their base salaries based on the growth of Equity One’s earnings before interest, taxes and depreciation and amortization, funds from operations per share, earnings per share and one component comprised of discretionary factors. Discretionary factors may differ for each of the executive officers but will be based on one or more of the business criteria set forth in the Company’s 2000 Executive Incentive Compensation Plan, including, but not limited to, identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures, total stockholder return or the overall performance of Equity One compared to the performance of a published or special index deemed applicable by the Compensation Committee or peer group of industry competitors selected by the Compensation Committee. Equal weight will be given by the Compensation Committee to these four measures in determining 2006 Bonus amounts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2006	EQUITY ONE, INC.

	By:	/s/ Chaim Katzman
Chaim Katzman
Title Chairman and Chief Executive Officer